Exhibit k(4)
EXECUTION COPY
AMENDMENT No. 2 TO
SUB-ADMINISTRATION AGREEMENT
     AMENDMENT No. 2, made as of this 16th day of December, 2003, to the Sub-Administration Agreement dated as of May 23, 2000 among Hyperion Capital Management, Inc. (the “Company”), a Delaware corporation on behalf of the Hyperion 2005 Investment Grade Opportunity Term Trust, Inc., The Hyperion Total Return Fund, Inc., Hyperion Strategic Bond Fund, Inc. (formerly Hyperion High-Yield CMBS Fund, Inc.), Lend Lease Hyperion Mortgage Opportunity Fund, Inc. and Hyperion Strategic Mortgage Income Fund, Inc. (the “Funds”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Bank”).
     WHEREAS, the Company, the Funds and the Bank have entered into a Sub-Administration Agreement for the provision by the Bank of certain administrative services to the Funds and the Trust and;
     WHEREAS, the Company wishes to add Hyperion Collateralized Securities Fund, Inc. (the “New Fund”) as a party to the Sub-Administration Agreement, and each of the New Fund, the Company, the Funds and the Bank wish to amend the Sub-Administration Agreement to (i) add the New Fund as a party thereto; (ii) amend the Fee Schedule to include the New Fund; and (iii) clarify each Fund’s obligations under Sections 8 and 9;
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:
1.	The New Fund shall be added to the Sub-Administration Agreement as an additional party. The New Fund shall become subject to the provisions of the Sub-Administration Agreement to the same extent as the existing Funds, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Funds) are hereby modified with respect to the New Fund in writing by the New Fund and the Bank.

2.	The New Fund hereby makes all of the representations and warranties to the Bank contained in Section 4 of the Sub-Administration Agreement.

3.	The Fee Schedule annexed hereto shall replace any prior fee schedule.

4.	Schedule A annexed hereto shall replace any prior Schedule A.

5.	With respect to Sections 8 and 9 of the Agreement, each Fund has a several obligation to indemnify the Bank for losses incurred by the Bank in performing its services for such Fund. The indemnification obligations of the Company remain the same in all respects and are not changed by this clarification.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

HYPERION CAPITAL MANAGEMENT, INC.

By: Name:	/s/ Thomas F. Doodian Thomas F. Doodian
Title:	Chief Operating Officer

HYPERION 2005 INVESTMENT GRADE OPPORTUNITY TERM TRUST, INC.
THE HYPERION TOTAL RETURN FUND, INC.
HYPERION STRATEGIC BOND FUND, INC.
LEND LEASE HYPERION MORTGAGE OPPORTUNITY FUND, INC.
HYPERION STRATEGIC MORTGAGE INCOME FUND, INC.

By: Name:	/s/ Thomas F. Doodian Thomas F. Doodian
Title:	Treasurer

HYPERION COLLATERALIZED SECURITIES FUND, INC.

By: Name:	/s/ Thomas F. Doodian Thomas F. Doodian
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

SUB-ADMINISTRATION AGREEMENT
HYPERION FUNDS
     SCHEDULE A
Listing of Investment Funds and Authorized Shares

Investment Fund	Authorized Shares

Hyperion 2005 Investment Grade Opportunity Term Trust, Inc.
The Hyperion Total Return Fund, Inc.
Hyperion Strategic Bond Fund, Inc. (formerly Hyperion High-Yield CMBS Fund, Inc.)
Lend Lease Hyperion Mortgage Opportunity Fund, Inc.
Hyperion Strategic Mortgage Income Fund, Inc.
Hyperion Collateralized Securities Fund, Inc.
Amended as of December 16, 2003

STATE STREET BANK AND TRUST COMPANY
FUND ADMINISTRATION COMPLEX FEE SCHEDULE
FOR HYPERION FUNDS
I.	Fees for Fund Administration Services:
The following fee schedule is for sub-administration services for the following Hyperion Funds: Hyperion 2005 Investment Grade Opportunity Term Trust Inc., The Hyperion Total Return Fund Inc., Hyperion Strategic Bond Fund, Inc. (formerly Hyperion High-Yield CMBS Fund, Inc.), Lend Lease Hyperion Mortgage Opportunity Fund, Inc., Hyperion Strategic Mortgage Income Fund, Inc. and Hyperion Collateralized Securities Fund, Inc. For these funds, the services include: Daily accounting oversight; IRS, SEC & Prospectus Compliance; financial reporting; expense budgeting & bill processing; SEC performance, board reporting and limited legal services1. For these services, the Funds will be charged according to the following fee schedule:

Annual Fee Expressed in Basis
Average Assets Break Point	Points: 1/100 of 1%
First $100 Million	9.00
Next $100 Million	7.00
Thereafter	5.00
Minimum Per Fund	$100,000
Fund Fees:
The total net assets of all Funds will be used to calculate the fee by multiplying the net assets of all Funds by the basis point fees in the above schedule. The minimum fee will be calculated by multiplying the minimum fee by the number of Funds to arrive at the total minimum fee. The greater of the basis point fee or the minimum fee will be accrued to each fund based on the pro-rata total net asset value of each Fund.
II.	Services Not Performed
This proposal specifically does not include the following services: proxy tabulation, assembling and distributing board books, telephone support for shareholders’ inquiries, tax preparation and filing, blue sky services and other services as outlined in the Sub-Administration Agreement and Fund Profile.
III.	Multiple Classes of Shares
An additional $10,000 annual fee will be applied for each class of shares, excluding the first class of shares, if more than one class of shares is operational in a Fund.

[1]	Legal services are limited to the preparation, for review and approval by Hyperion and it’s outside legal counsel, of the following: initial fund registration statements on Form N-2, annual proxy statements and Forms N-8F.

STATE STREET BANK AND TRUST COMPANY
FUND ADMINISTRATION COMPLEX FEE SCHEDULE
FOR HYPERION FUNDS
IV.	OUT OF POCKET EXPENSES — Include, But May Not Be Limited To:
•	Legal fees, audit fees and other professional fees

•	Postage

•	Supplies related to Fund records

•	Travel and lodging for Board and Operations meetings

•	Preparation of financial statements other than Annual and Semi-Annual Reporting, $3,000 per financial report.
V.	Special Arrangements
Fees for activities of a non-recurring nature such as reorganizations, and/or preparation of special reports will be subject to negotiation. Fees for a change in fund structure (i.e., Core and Feeder) are subject to negotiation.
VI.	Term of the Contract
The parties agree that this fee schedule shall remain in effect until December 31, 2004 and from year to year thereafter until it is revised as a result of negotiations initiated by either party.

HYPERION CAPITAL MANAGEMENT, INC.	HYPERION 2005 INVESTMENT GRADE OPPORTUNITY TERM TRUST, INC.
THE HYPERION TOTAL RETURN FUND, INC.
HYPERION STRATEGIC BOND FUND, INC.
LEND LEASE HYPERION MORTGAGE OPPORTUNITY FUND, INC.
HYPERION STRATEGIC MORTGAGE INCOME FUND, INC. HYPERION COLLATERALIZED SECURITIES FUND, INC.

By:	/s/ Thomas F. Doodian	By:	/s/ Thomas F. Doodian

Name:	Thomas F. Doodian	Name:	Thomas F. Doodian
Title:	Chief Operating Officer	Title:	Treasurer
Date:	December 16, 2003	Date:	December 16, 2003

STATE STREET BANK AND TRUST COMPANY

By: Name:	/s/ Gary L. French Gary L. French
Title:	Senior Vice President
Date:	December 16, 2003

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